SECOND AMENDMENT TO THE BYLAWS
                                       OF
                          INTERNATIONAL GAME TECHNOLOGY


         The following provision to the International Game Technology corporate bylaws shall be amended as follows:

         Section 4.01 shall be deleted in its entirety and replaced with the following language:

         Section 4.01. Number and Qualifications. The business and affairs of the corporation shall be managed by a board of not less than six (6) or more than ten (10) directors, at least three (3) of whom shall be independent directors. The maximum or minimum number of directors may be increased or decreased from time to time and at any time by the Board of Directors by a resolution making specific reference to this
         Section 4.01 of the Bylaws.

         All other provisions contained in the International Game Technology corporate bylaws will remain in full force and effect..

         The undersigned duly elected Secretary of the corporation does hereby certify that the foregoing Second Amendment to the Bylaws was adopted by the Board of Directors on the 4th day of March, 2002.


                                            --------------------------
                                            Sara Beth Brown, Secretary